UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2021

Live Ventures Incorporated

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Warm Springs Road, Suite 102 Las Vegas, NV 89119
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 702-997-5968

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	LIVE	The NASDAQ Stock Market LLC (The NASDAQ Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 10, 2021, Eric Althofer joined Live Ventures Incorporated (the “Company”) as Chief Operating Officer and Managing Director (Finance).

Mr. Althofer, age 38, most recently served as a director of Capitala Investment Advisors (“Capitala”), joining the firm in 2014. Mr. Althofer’s primary responsibilities included transaction screening, structuring and due diligence execution.  Prior to joining Capitala, Mr. Althofer spent more than three years in investment banking with Jefferies LLC, working on over 25 M&A, debt and equity transactions for consumer and retail companies. Before joining Jefferies, Mr. Althofer worked as a strategy and operations consultant for four years with Deloitte Consulting where he worked primarily in the healthcare and financial services industries. Mr. Althofer graduated cum laude from Washington University in St. Louis with a degree in Economics and received his M.B.A., with distinction, from the University of Michigan Ross School of Business with emphases in Finance and Accounting.

Pursuant to the terms of an offer letter by and between Mr. Althofer and the Company, Mr. Althofer will receive an annual base salary of $300,000 for a period of one year and be eligible to participate in all benefit programs or plans sponsored by the Company. Mr. Althofer will be entitled to a bonus at the discretion of the Company.

A copy of the offer letter is filed hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the employment agreement is subject to, and qualified in its entirety by, the employment agreement.

There are no family relationships between Mr. Althofer and any of the officers or directors of the Company. Mr. Althofer has not engaged in any related party transactions.

Item 8.01. Other Events.

On March 25, 2021, the Board approved an extension of the Company’s stock repurchase program (the “Program”) to June 1, 2024. As previously disclosed, the Program authorizes the Company to repurchase up to $10 million (of which approximately $6.7 million remains available for repurchases) of its currently outstanding shares of common stock at prevailing market prices. Shares may be purchased under the Program in open market transactions, including through block purchases, through privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As previously announced, the Company has established a trading plan with Merrill Lynch, Pierce, Fenner & Smith Incorporated adopted in accordance with Rule 10b5-1 of the Exchange Act to assist the company in repurchasing shares the Program. The timing, manner, price and amount of any repurchases will be determined in the Company’s discretion. The Program may be suspended, terminated or modified at any time for any reason. The Program does not obligate the Company to acquire any specific number of shares, and all open market repurchases will be made in accordance with Rule 10b-18 of the Exchange Act, which sets certain restrictions on the method, timing, price, and volume of open market stock repurchases. The Company intends that repurchases under the Program will be funded by cash on hand and cash generated by operations of the Company’s businesses.

Item 9.01. Financial Statements and Exhibits

(d)        Exhibits.

The following exhibits are attached hereto:

Exhibit Number	Description

10.1	Offer Letter between Live Ventures Incorporated and Eric Althofer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVE VENTURES INCORPORATED

By:	/s/ Jon Isaac
Name: Jon Isaac
Title: Chief Executive Officer

Dated: April 12, 2021

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